For Immediate Release	EXHIBIT 99.1

WSI Industries Wins New Five Year Program with Aerospace Customer, Pursues AS9100 Quality Certification

October 8, 2012—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported that it had been awarded a new five year program with an existing customer. The Company also reported that an existing program with the same customer was also extended to the same term which runs through 2017 and will provide additional revenue over the five year period.

Benjamin Rashleger, president and chief executive officer, commented: “We are pleased to report a new multi-year program with one of our existing aerospace customers. In awarding the new program as well as lengthening our existing agreement with them, our customer has shown its confidence in WSI to provide high tolerance machined parts to the aerospace industry. While the aerospace industry represents a smaller percentage of our overall business, we hope to grow this segment in the coming years.” Rashleger continued: “We believe the aerospace industry will be a strong segment over the next decade, and in order to increase our ability to further penetrate this market, we have commenced on a plan to obtain an AS 9100 quality certification. The aerospace industry as a whole is driven to the more stringent AS 9100 quality standards, and we have made it our goal to obtain this certification by the middle of calendar year 2013. Obtaining this certification will complement our existing quality system, and further expand our ability to pursue more aerospace opportunities and will continue our strategy of diversifying our business in both the customers and industries we serve.”

The Company also announced today that it has renewed its ISO 9001Certification, affirming that the company's quality management system meets the strict qualifications for the globally accepted ISO standard.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company's ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company's filings with the Securities and Exchange Commission.